Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Geeknet, Inc:

We consent to the incorporation by reference in the registration statement No. 333‑110841 on Form S-3 and registration statements No. 333-92409, No. 333-92391, No. 333-38766, No. 333-38768, No. 333-38874, No. 333-59096, No. 333-71944, No. 333-101965, No. 333-116778, No. 333-148056, No. 333-171522, No. 333-173813, No. 333-175192, No. 333-176741, and No. 333-182702 on Form S-8 of Geeknet, Inc. and subsidiaries of our reports dated February 26, 2014, with respect to the consolidated balance sheets of Geeknet, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, cash flows for each of the years in the three-year period ended December 31, 2013, and related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10‑K of Geeknet, Inc.
Our report dated February 26, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective process level controls impacting the existence and accuracy of accrued liabilities and cost of revenue, as well as ineffective monitoring and management oversight over the process level controls related to the inventory purchase order accrual has been identified.

/s/ KPMG LLP
McLean, Virginia
February 26, 2014